                                                                  EXHIBIT (e)(1)
                               SUPPORT AGREEMENT

                                    BETWEEN

                               BLACKFRIARS CORP.

                                      AND

                              2022841 ONTARIO INC.

                                      AND

                                  EMCO LIMITED

                         DATED AS OF FEBRUARY 19, 2003


                                TABLE OF CONTENTS

                               TABLE OF CONTENTS


ARTICLE 1 - THE OFFER.................................................... 1

1.1  Interpretation...................................................... 1
1.2  The Offer........................................................... 3
1.3  Mailing the Offer................................................... 3
1.4  SEC Filings......................................................... 3
1.5  Expiry of the Offer................................................. 4
1.6  Modification of the Offer........................................... 4
1.7  Approval of the Offer............................................... 4
1.8  Directors' Circular................................................. 4
1.9  Shareholder Lists................................................... 5
1.10 Directors........................................................... 5
1.11 Subsequent Acquisition Transaction.................................. 5
1.12 OSC Rule 61-501 Order............................................... 6
1.13 Guarantee........................................................... 6

ARTICLE 2 - Representations and warranties............................... 6

2.1 Representations and Warranties....................................... 6

ARTICLE 3 - COVENANTS RELATING TO CONDUCT OF BUSINESS ................... 6

3.1  Conduct of Business by the Company.................................. 6
3.2  No Solicitation..................................................... 9
3.3  Existing Take-over Proposals; Third Party Standstill Agreements ....11

ARTICLE 4 - ADDITIONAL AGREEMENTS........................................11

4.1  Access to Information...............................................11
4.2  Indemnification; Directors and Officers Insurance...................12
4.3  Notification of Certain Matters.....................................12
4.4  Fees................................................................13
4.5  Company Stock Options...............................................13
4.6  Reasonable Commercial Efforts.......................................13
4.7  Public Announcements................................................14
4.8  Take Up and Payment.................................................14
4.9  Employment Contracts and Benefit Plans..............................14
4.10 Transfer Agent......................................................14

ARTICLE 5 - CONDITIONS PRECEDENT TO THE OFFER ...........................15

5.1  Conditions to Bidco's Obligation to Make the Offer..................15
5.2  Conditions to Bidco's Obligation to Complete the Offer..............15


ARTICLE 6 - TERMINATION, AMENDMENT AND WAIVER............................18

6.1  Termination.........................................................18
6.2  Effect of Termination...............................................19
6.3  Amendment...........................................................19
6.4  Waiver..............................................................19

ARTICLE 7 - GENERAL PROVISIONS ..........................................19
7.1  Notices.............................................................20
7.2  Counterparts........................................................20
7.3  Currency............................................................21
7.4  Time of the Essence.................................................21
7.5  Entire Agreement; No Third-Party Beneficiaries......................21
7.6  Governing Law.......................................................21
7.7  Assignment..........................................................21
7.8  Severability........................................................21
7.9  Enforcement of this Agreement.......................................21

SCHEDULE "A"............................................................. 1
Part 1 - Representations and Warranties of Parent and Bidco ............. 1
  1.1      Organization.................................................. 1
  1.2      Authority..................................................... 1
  1.3      No Violation.................................................. 1
  1.4      Financing the Offer........................................... 2
  1.5      Litigation, etc .............................................. 2
Part 2 - Representations and Warranties of the Company .................. 2
  2.1      Organization.................................................. 2
  2.2      Capitalization................................................ 2
  2.3      Authority .................................................... 3
  2.4      No Violation.................................................. 3
  2.5      Absence of Changes............................................ 4
  2.6      No Material Misrepresentation................................. 4
  2.7      Financial Statements.......................................... 4
  2.8      Litigation, etc............................................... 4
  2.9      Tax Matters................................................... 5
  2.10     Pension and Termination Benefits.............................. 6
  2.11     Fairness Opinion.............................................. 6
  2.12     Severance and Employment Agreements........................... 6
  2.13     Compliance with Laws.......................................... 6
  2.14     Insurance..................................................... 7
  2.15     Directors and Officers Insurance.............................. 7
  2.17     TD Fee........................................................ 7
  2.18     Foreign Private Issuer........................................ 7

                                SUPPORT AGREEMENT
                                -----------------

        THIS AGREEMENT is made as of February 19, 2003

BETWEEN:

               BLACKFRIARS CORP., a corporation existing under the laws of Delaware ("PARENT"),

                                      -and-

               2022841 ONTARIO INC., a corporation existing under the laws of Ontario, a wholly owned subsidiary of Parent ("BIDCO"),

                                      -and-

               EMCO LIMITED, a company existing under the laws of Ontario (the "Company"),

          WHEREAS Parent, through Bidco, proposes to make an offer (the "OFFER") to purchase all of the common shares of the Company (the "COMMON SHARES") at a price of $16.60 per Common Share in cash;

          AND WHEREAS the Offer is the result of a comprehensive process of reviewing strategic alternatives conducted by an independent committee of the Company's board of directors, with the assistance of professional financial and legal advisors;

          AND WHEREAS the Board of Directors of the Company has determined, after receiving legal, financial and other advice, that it would be in the best interests of the Company to support the Offer and to recommend acceptance of the Offer to the Shareholders;

          AND WHEREAS in order to induce Parent and Bidco to enter into this Agreement, concurrently herewith Masco Corporation has agreed to enter into a Lock-up Agreement dated as of the date hereof (the "LOCK-UP AGREEMENT") in the form of the attached Schedule "B" pursuant to which Masco Corporation has agreed, subject to the terms and conditions of such agreement, to deposit 6,621,334 Common Shares in acceptance of the Offer;

          NOW, THEREFORE, in consideration of the covenants, representations and warranties herein contained, the parties agree as follows:

                              ARTICLE 1 - THE OFFER
                              ---------------------

1.1      INTERPRETATION
         --------------

     (1) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (2) "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

     (3) "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

     (4) "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the directors and officers of the Company after having made reasonable enquiry.

     (5) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used with respect to the Company, Parent or Bidco, as the case may be, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, business conditions or prospects (financial or otherwise), of the Company and its Subsidiaries, or Parent and its Subsidiaries, taken as a whole, as the case may be.

     (6) "PERSON" means an individual, partnership, association, body corporate, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative.

     (7) "OPTIONS" means all currently outstanding options to purchase Common Shares under the Company's 1991 Long-Term Incentive Plan, or other compensation arrangements.

     (8) "SEC" means the United States Securities and Exchange Commission.

     (9) "SHAREHOLDERS" means, collectively, all holders of Common Shares.

     (10) A calculation made on a "FULLY-DILUTED BASIS" means a calculation made on a fully-diluted basis after excluding therefrom all impact of converting the Company's 6-1/2% convertible unsecured subordinated debentures.

     (11) "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement dated as of September 25, 2002 between an affiliate of Parent and the Company.

     (12) "DISCLOSURE LETTER" means the disclosure letter dated the date of this Agreement from the Company to Parent and Bidco.


     (13) "$" means the lawful currency of Canada.

1.2      THE OFFER
         ---------

         Subject to the terms and conditions set forth below, Parent shall cause Bidco to make the Offer to purchase all of the issued and outstanding Common Shares, including all Common Shares issued on the exercise of outstanding Options, at a price of $16.60 per Common Share in cash in accordance with all applicable securities legislation, including the Exchange Act. The term "OFFER" shall include any amendments to the Offer made in accordance with the terms of this Agreement, including removing or waiving any condition or extending the period during which Common Shares may be deposited. The Offer shall be subject to there being validly deposited under the Offer and not withdrawn at the expiry thereof such number of Common Shares which constitutes at least 66-2/3% of the Common Shares outstanding (on a Fully-Diluted Basis) (the "MINIMUM TENDER CONDITION") and shall be subject to the other conditions set forth in Article 5. If the Company has declared, set aside or paid any dividend on, or made any other actual, constructive or deemed distribution in respect of, any of its Common Shares, or otherwise made any payments to its shareholders in their capacity as such, Bidco may reduce the amount of the Offer price per Common Share by any amount they determine in their sole discretion, provided that such amount shall not exceed the amount of such dividend or distribution received per Common Share.

1.3      MAILING THE OFFER
         -----------------

         Subject to Section 5.1, Bidco shall mail the Offer and accompanying take-over bid circular (collectively, the "TAKE-OVER BID CIRCULAR") in accordance with applicable law to all registered Shareholders as soon as reasonably practicable and, in any event, not later than 11:59 p.m. (Toronto time) on March 14, 2003 (such time on such date being referred to herein as the "LATEST MAILING TIME"); provided, however, that if the mailing of the Offer is delayed by reason of an injunction or order made by a court or regulatory authority of competent jurisdiction, then, provided that such injunction or order is being contested or appealed, then the Latest Mailing Time shall be extended to the earlier of 11:59 p.m. (Toronto time) on April 7, 2003 and 11:59 p.m. (Toronto time) on the fifth business day following the date on which such injunction or order ceases to be in effect. The Company and its counsel shall be given an opportunity to review and comment upon the Take-over Bid Circular prior to mailing, recognizing that whether or not such comments are appropriate will be determined by Bidco, acting reasonably.

1.4      SEC FILINGS
         -----------

         As soon as practicable on the date of commencement of the Offer, Parent and Bidco shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "SCHEDULE TO") with respect to the Offer which shall contain (as an exhibit) or shall incorporate by reference the Take-over Bid Circular and related letter of transmittal, as well as other ancillary Offer documents and instruments.

1.5      EXPIRY OF THE OFFER
         -------------------

         The Offer shall expire not earlier than 5:00 p.m. (Toronto time) on the 36th day after the date that the Offer is first commenced within the meaning of the Securities Act (Ontario), subject to the right of Bidco to extend the period during which Common Shares may be deposited under the Offer (the "EXPIRY TIME").

1.6      MODIFICATION OF THE OFFER
         -------------------------

         It is understood and agreed that Bidco shall not, without the prior consent of the Company, amend the terms of the Offer other than to increase the consideration per Common Share payable under the Offer, to extend the expiry of the Offer or to waive any conditions of the Offer.

1.7      APPROVAL OF THE OFFER
         ---------------------

         The Company represents and warrants to and in favour of Bidco and Parent and acknowledges that Bidco and Parent are relying upon such representations and warranties in entering into this Agreement, that, as of the date hereof, the Board of Directors of the Company, following consultation with its financial and legal advisors, has determined unanimously that the Offer is fair to the Shareholders and that it is in the best interests of the Company and the Shareholders for this Agreement to be entered into, the Offer to be made and the Board of Directors of the Company to support the making of the Offer and, accordingly, has approved the entering into of this Agreement and the making of a recommendation that Shareholders accept the Offer. After reasonable enquiry, the Board of Directors has been advised and believes that each of the directors of the Company intends to tender under the Offer all Common Shares of which he is the beneficial owner.

1.8      DIRECTORS' CIRCULAR
         -------------------

     (1) The Company covenants to cooperate with Bidco and Parent and to take all reasonable action to support the Offer and to provide to Bidco and Parent on a confidential basis, a draft copy of any directors' circular (each, a "DIRECTORS' CIRCULAR") to be issued in respect of the Offer, prior to the mailing thereof, and to provide Bidco and Parent with a reasonable opportunity to review and provide comments thereon, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably. The Directors' Circular will reflect the determinations referred to in Section
1.7 and the Company will mail the Directors' Circular concurrently with the mailing by Bidco of the Take-over Bid Circular to the Shareholders.

     (2) The Company shall file with the SEC, contemporaneously with the filing by Parent and Bidco of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board of Directors of the Company in favour of the Offer and the approval of this Agreement.

1.9      SHAREHOLDER LISTS
         -----------------

     (1) The Company shall cause its transfer agent to provide Bidco, within three business days of the execution and delivery of this Agreement, with a list of the registered holders of Common Shares and a list of participants in book-based nominee registrants such as CDS & Co. and CEDE & Co. who hold Common Shares, together with their addresses and respective holdings of Common Shares. The Company shall concurrently provide Bidco with the names, addresses and holdings of all persons having rights to acquire Common Shares and the details of such rights. The Company shall from time to time furnish Bidco with such additional information, including updated or additional lists of Shareholders, mailing labels and lists of securities positions and other assistance as Bidco may reasonably request in order to be able to communicate the Offer to the Shareholders and to such other persons as are entitled to receive the Offer under applicable law.

     (2) The Company will make such enquiries as counsel shall advise are necessary to determine to the extent feasible the number of Shareholders in the United States in order to confirm the availability of exemptions for the Offer from U.S. laws respecting tender offers.

1.10     DIRECTORS
         ---------

         The Company agrees and represents that its Board of Directors has determined unanimously to use its and their respective reasonable efforts to enable Bidco to elect or appoint all of the directors of the Company as soon as possible after Bidco takes up and pays for in excess of 66-2/3% of the Common Shares (on a Fully-Diluted Basis) pursuant to the Offer. If Bidco takes up and pays for such number of Common Shares as represents at least a majority of the outstanding Common Shares (on a Fully-Diluted Basis) but less than 66-2/3% (on a Fully-Diluted Basis), the Company acknowledges that Bidco shall be entitled to designate such number of members of the Board of Directors, and any committees thereof, as is proportionate to the percentage of the outstanding Common Shares owned by Bidco and the Company shall cooperate with Bidco, subject to applicable law, to enable Bidco's designees to be elected or appointed to the Board of Directors and to constitute a majority of the Board of Directors, including at the request of Bidco, by its reasonable efforts to expand the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable Bidco's designees to be elected or appointed to the Board of Directors.

1.11     SUBSEQUENT ACQUISITION TRANSACTION
         ----------------------------------

         If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares, Bidco shall use its reasonable best efforts, to the extent permitted by applicable law, to acquire the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to Section 188 of the Business Corporations Act (Ontario) (the "OBCA") at the same price as in the Offer. If that statutory right of acquisition is not available, Bidco may pursue other means of acquiring the remaining Common Shares not tendered to the Offer. In the event Bidco takes up and pays for Common Shares under the Offer representing at least 66-2/3% of the Common Shares (on a Fully-Diluted Basis), the Company agrees to cooperate with Bidco and to use its reasonable best efforts to enable Bidco to acquire the remaining Common Shares by way of amalgamation,statutory arrangement, capital reorganization or other transaction involving the Company and Bidco or an Affiliate (as defined in the Securities Act (Ontario)) of Bidco (a "Subsequent Acquisition Transaction"), provided that the consideration offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration offered under the Offer.

1.12     OSC RULE 61-501 ORDER
         ---------------------

         The Company acknowledges that Parent and/or its affiliates may, if determined necessary or desirable in their sole discretion, apply for an order under section 4.8(1)1 or section 9.1 of Rule 61-501 of the Ontario Securities Commission (and equivalent provisions in other jurisdictions) to confirm that, as contemplated in section 2.3(2) of Policy 61-501CP of the Ontario Securities Commission, Masco Corporation is not, by virtue of entering into the Lock-up Agreement, acting jointly or in concert with Parent or its affiliates and thus will be able to be counted as part of the minority for the purposes of any second step going private transaction, and for greater certainty, the Company will support such efforts in such application or before the Court and elsewhere in the event that it is challenged.

1.13     GUARANTEE
         ---------

         Parent hereby irrevocably and unconditionally guarantees the timely performance by Bidco of all its obligations under this Agreement, including the making of the Offer and the taking up and paying for of the Common Shares properly deposited thereunder, subject to the terms and conditions of this Agreement.

                 ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
                 ------------------------------------------

2.1      REPRESENTATIONS AND WARRANTIES
         ------------------------------

         Certain representations and warranties from Parent and Bidco to the Company and from the Company to Parent and Bidco are set out in Schedule "A". The representations and warranties in this Agreement (including those set out in Schedule "A") shall terminate at the Effective Time.

           ARTICLE 3 - COVENANTS RELATING TO CONDUCT OF BUSINESS
           -----------------------------------------------------

3.1      CONDUCT OF BUSINESS BY THE COMPANY
         ----------------------------------

         Except as expressly permitted by clauses (a) through (s) of this
Section 3.1, during the period from the date of this Agreement to the earlier of the time (the "EFFECTIVE TIME") of the appointment or election to the Board of Directors of the Company of persons designated by Bidco who represent a majority of the directors of the Company and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its and their businesses in the ordinary course of its and their businesses as currently conducted and, to the extent consistent therewith, use reasonable commercial efforts to preserve intact its and their current business organizations, keep available the services of its and their current officers and employees and preserve its and their relationships with customers, suppliers and others having business dealings with it and them to the end that its and their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or in the Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

     (a) (A) split, combine or reclassify any of its or their shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its or their shares or (B) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, in each case, other than intercompany transactions involving the Company and its Subsidiaries and other than purchases of Common Shares pursuant to the Company's Employee Stock Purchase Plan;

     (b) issue, deliver, sell, pledge, dispose of, or otherwise encumber, any of its or their shares, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Common Shares upon the exercise of Options outstanding on the date of this Agreement or upon the conversion of 6-1/2% convertible unsecured subordinated debentures;

     (c) amend its or their certificate of incorporation, articles, by-laws or other charter documents;

     (d) acquire or agree to acquire by merging, amalgamating or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any person or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions of inventory or fixed assets in the ordinary course of business consistent with past practice, including capital expenditures previously authorized in the Company's most recent budget as disclosed in the Company's data room;

     (e) pledge, encumber, sell, lease or otherwise dispose of, or agree to pledge, encumber, sell, lease or otherwise dispose of, any of its or their assets, other than in the ordinary course of business consistent with past practice;

     (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than indebtedness, guarantees, loans, advances, capital contributions and investments (i) between the Company and any of its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice and (ii) other than borrowings under the Company's existing revolving credit facilities or master lease arrangements in the ordinary course of business consistent with past practice;

     (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

     (h) enter into or amend any material written employment, consulting or severance agreement with any management level employee or any consultant or the equivalent or any compensation agreement, benefit plan, retention plan, severance plan or bonus plan or grant any bonuses, salary increases, pension benefits, retirement allowances, retention, severance or termination pay to any management level employee or any consultant other than pursuant to and in accordance with written agreements in effect on the date hereof;

     (i) violate or fail to perform any material obligation or duty imposed upon it or any of its Subsidiaries by any applicable law;

     (j) make any change to accounting policies or procedures (other than changes required to be made by Canadian generally accepted accounting principles);

     (k) prepare or file any Returns inconsistent with past practice or, on any such Returns, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods;

     (l) make or rescind any express or deemed Tax election related to Taxes or change any of its or their methods of reporting income or deductions for Tax purposes or make a request for a Tax ruling or enter into any agreement with any taxing authority;

     (m) commence any litigation or proceeding or settle or compromise any litigation except in the ordinary course of business consistent with past practice and except for any settlement or compromise having an aggregate cost to the Company of not more than $500,000;

     (n) enter into or amend any agreement or contract material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice (and other than as contemplated by this Agreement) or purchase any real property;

     (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the December 31, 2002 audited financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice or arising under applicable law;

     (p) directly or indirectly (i) reduce the stated capital of the Company or any of its Subsidiaries, or (ii) reorganize, merge, amalgamate or consolidate the Company or any of its Subsidiaries with any person;

     (q) allow its current insurance (or re-insurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such cancellation, termination or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (r) in the case of employees who are not management level employees, take any action other than in the ordinary course of business consistent with past practice, with respect to entering into or amending any employment, severance, collective bargaining, benefit or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, pension benefits, retirement allowances, deferred compensation, retention, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits otherwise payable; or

     (s) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

3.2      NO SOLICITATION
         ---------------

     (1) Except with the prior written consent of Parent, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative or agent of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage inquiries or the submission of any Take-over Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Take-over Proposal or (iii) participate in any negotiations regarding, or furnish to any person any information with respect to the Company or any of its Subsidiaries in connection with the making of any proposal that constitutes, or may reasonably be expected to lead to, any Take-over Proposal; provided, however, that nothing contained in this Section
3.2 shall prohibit the Company, its directors or its professional advisors from referring a third party to this Section 3.2 or making a copy of this Section 3.2 available to any third party; and, provided, further, that if the Board of Directors of the Company reasonably determines (after consultation with its financial advisors) that an unsolicited bona fide written Take-over Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after receiving a written opinion of its outside counsel, or advice of its outside counsel that is reflected in the minutes of the meeting of the Board of Directors of the Company, to such effect, the Company may, in response to an unsolicited request therefor, (i) furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company's counsel) and, (ii) negotiate with the third party and enter into an agreement with respect to a Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 3.2(1) by the Company.

     (2) For purposes of this Agreement, "TAKE-OVER PROPOSAL" means any proposal or offer from any other person, or other business organization whatsoever (including any of the Company's officers or directors) relating to any recapitalization, merger, amalgamation, acquisition, arrangement or other business combination involving the Company or any of its Subsidiaries or any proposal or offer from any such person to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, and "SUPERIOR PROPOSAL" means a Take-over Proposal on terms which a majority of the members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favourable to the Shareholders than the Offer (after consultation with the Company's financial, legal and other advisors) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company's financial, legal and other advisors), is reasonably capable of being obtained by such third party.

     (3) The Company shall advise Parent orally and in writing of (i) any Take-over Proposal or any inquiry with respect to or which could lead to any Take-over Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative or agent of the Company on or after the date hereof, (ii) the material terms of such Take-over Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Take-over Proposal or inquiry no later than 24 hours following receipt of such Take-over Proposal or inquiry. If the Company intends to furnish any person with any information with respect to any Take-over Proposal in accordance with Section 3.2(1), the Company shall advise Parent orally and in writing of such intention and shall provide the Parent with a copy of all such information not less than one business day in advance of providing any such information to such person. The Company will not, except in the usual and ordinary course of business and pursuant to Section 3.2(1) in the case of a Superior Proposal, provide any information about the Company or its Subsidiaries to any third party, including any party making a Take-over Proposal. The Company will keep Parent fully informed of the status and details of any such Take-over Proposal or inquiry.

     (4) The Company covenants and agrees that it will not enter into any agreement (a "PROPOSED AGREEMENT"), other than a confidentiality agreement as contemplated by Section 3.2(1), with any third party providing for or to facilitate any Take-over Proposal that, pursuant to Section 3.2(1), the Board of Directors reasonably determines constitutes a Superior Proposal unless the Company shall have provided Parent and Bidco with a copy of any Proposed Agreement not less than three business days prior to its proposed execution by the Company, together with a written notice from the Board of Directors of the Company regarding the value in financial terms that the Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Proposed Agreement. During such three business day period, the Company acknowledges and agrees that the Parent and Bidco shall have the opportunity but not the obligation, to offer to amend the terms of this Agreement in order to provide for financial terms at least equivalent to those in the Proposed Agreement. The Board of Directors of the Company shall review any offer by Parent and Bidco to amend the terms of this Agreement to determine, acting in good faith and in accordance with its fiduciary duties, whether Bidco's amended Offer would be at least as favourable to the Shareholders as the Take-over Proposal provided for in the Proposed Agreement. If the Board of Directors of the Company so determines, the Company will enter into an amended agreement with Parent and Bidco reflecting the amended Offer. If the Board of Directors of the Company continues to believe, acting in good faith and in the proper discharge of its fiduciary duties and after consultation with its financial, legal and other advisors, that the Take-over Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the amended Offer, and therefore rejects the amended Offer, the Company shall be entitled to enter into the Proposed Agreement following payment to the Parent of all amounts payable pursuant to
Section 4.4. The Company acknowledges and agrees that each successive modification of any Take-over Proposal shall constitute a new Take-over Proposal for purposes of the requirement of this Section 3.2(4) and will initiate an additional three business day notice period.

3.3      EXISTING TAKE-OVER PROPOSALS; THIRD PARTY STANDSTILL AGREEMENTS
         ---------------------------------------------------------------

     (1) Except with the prior written consent of Parent, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Bidco) with respect to any potential Take-over Proposal. The Company will immediately demand the return or destruction of all confidential information provided at the date hereof to any third parties in connection with any potential Take-over Proposal and will use all reasonable efforts to ensure that such information is returned. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent or a Superior Proposal). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

     (2) The Company will ensure that the officers and directors of the Company and its Subsidiaries and any investment bankers or other advisors or representatives or agents retained by the Company are aware of the provisions of these Sections 3.1, 3.2 and 3.3, and the Company will be responsible for any breach of such sections by such bankers, advisors or representatives.

                       ARTICLE 4 - ADDITIONAL AGREEMENTS
                       ---------------------------------

4.1      ACCESS TO INFORMATION
         ---------------------

         Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including tax returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants, which the Company shall use reasonable commercial efforts to obtain) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal, provincial or other securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section
4.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent or Bidco pursuant to this Section 4.1 shall be kept confidential in accordance with the Confidentiality Agreement as if Parent was a party thereto, and, for this purpose, Bidco shall be deemed to be bound by all obligations of Parent under such Confidentiality Agreement as if it was a party thereto in the place and in the stead of Parent.

4.2      INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE
         -------------------------------------------------

     (1) From and after the Effective Time, Parent shall cause the Company or any successor to the Company to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company and its Subsidiaries pursuant to their respective governing laws and the articles, by-laws or other constating documents of the Company and its Subsidiaries and existing indemnity agreements for acts or omissions occurring at or prior to the Effective Time.

     (2) Notwithstanding Section 3.1, the Company intends to purchase run-off insurance, for such term as may be considered reasonable by it (but which in any event shall not exceed six years from the Effective Time), for its past and present directors and officers in respect of all matters relating to the period when they were directors and/or officers.

     (3) In the absence of the run-off insurance described in Section 4.2(2), Parent shall cause the Company or any successor to the Company to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current and former directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar to the Company's existing policy if such a policy is available at a reasonable cost.

4.3      NOTIFICATION OF CERTAIN MATTERS
         -------------------------------

         Parent and Bidco shall use their reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent and Bidco, of: (i) the occurrence, or non-occurrence, of any event which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied,
(ii) any failure of Parent, Bidco or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent, Bidco or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

4.4      FEES
         ----

         Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 6.1(i) or, by Parent pursuant to Section 6.1 (h) or (j), then the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent $6 million in cash (the "TERMINATION FEE"), such payment to be made by the Company concurrently with such termination if the termination is by the Company, or no later than the second business day following such termination if the termination is by Parent.

4.5      COMPANY STOCK OPTIONS
         ---------------------

         On the date of this Agreement, the Board of Directors of the Company shall pass a resolution accelerating the vesting of all Options. The Company shall promptly notify the holders of Options of such resolution and shall permit holders of Options to either (i) make a "cashless" exercise whereby they will receive shares of the Company with a value equal to any in-the-money amount, or
(ii) be paid any in-the-money value of the Option in cash, in each case, conditional upon Bidco taking up and paying for Common Shares under the Offer.

4.6      REASONABLE COMMERCIAL EFFORTS
         -----------------------------

         (1) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to make, in the most expeditious manner practicable, the Offer and to consummate the other transactions contemplated by the Offer and this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from any domestic (federal, state, provincial or territorial), foreign or supranational court, commission, governmental body, quasi-governmental entity, body or authority of any kind whatsoever, regulatory agency, authority, stock exchange or tribunal ("GOVERNMENTAL ENTITY") and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the Competition Act (Canada)), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the making of the Offer or the taking up and paying for the Common Shares deposited under the Offer at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

         (2) Each party shall use all reasonable commercial efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

4.7      PUBLIC ANNOUNCEMENTS
         --------------------

         None of the parties will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other parties, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Toronto Stock Exchange or NASDAQ. Moreover, in any event, each party agrees to give prior notice to the others of any public announcement relating to the Offer or the Lock-up Agreement and agrees to consult with each other prior to issuing each such public announcement. The Company agrees that, promptly after the entering into of this Agreement, it shall issue a press release in the form attached as Schedule "B". Nothwithstanding the foregoing, the Company agrees not to issue any press release or other public disclosure with a description of Parent or Bidco without the consent of Parent.

4.8      TAKE UP AND PAYMENT
         -------------------

         Subject to the terms and conditions hereof and of the Offer, Bidco agrees to take up the Common Shares deposited under the Offer and pay for such Common Shares in accordance with the Offer and applicable securities laws. Bidco covenants that, in the event Bidco increases the consideration per Common Share offered under the Offer, Bidco will pay such increased consideration to each Shareholder in respect of all Common Shares tendered, notwithstanding that such shares have previously been taken up and paid for by Bidco.

4.9      EMPLOYMENT CONTRACTS AND BENEFIT PLANS
         --------------------------------------

         Bidco and Parent shall permit the Company to honour and comply with the terms of all existing employment and change of control contracts entered into by the Company or any of its Subsidiaries and with the terms of all pension and benefit plans to which the Company or any of its Subsidiaries is a party or by which it is bound (other than stock option or similar plans).

4.10     TRANSFER AGENT
         --------------

         The Company consents to its transfer agent mailing the Take-over Bid Circular to the Shareholders and to acting as depositary under the Offer.




               ARTICLE 5 - CONDITIONS PRECEDENT TO THE OFFER
               ---------------------------------------------

5.1      CONDITIONS TO BIDCO'S OBLIGATION TO MAKE THE OFFER
         --------------------------------------------------

         The obligation of Bidco to make the Offer and mail the Take-over Bid Circular is conditional upon the satisfaction of the following conditions at or prior to the Latest Mailing Time, all of which conditions are included for the sole benefit of Bidco and any or all of which may be waived by Bidco in whole or in part in its sole discretion without prejudice to any other rights it may have under this Agreement.

     (a) No Termination. The obligations of Bidco and Parent hereunder shall not have been terminated under Article 6.

     (b) No Impossibility. No circumstance shall exist that would render it unlikely, in the reasonable opinion of Bidco and Parent, for any one or more of the conditions set out in Section 5.2 to be satisfied.

     (c) Lock-up Agreement. Masco Corporation shall have entered into the Lock-up Agreement in a form satisfactory to Parent.

     (d) Board of Directors Recommendation. The Board of Directors of the Company shall have unanimously recommended that Shareholders accept the Offer and shall not have withdrawn such recommendation or changed such recommendation in a manner that has substantially the same effect as the withdrawal thereof.

     (e) No Prohibition. No cease trade order, injunction or other prohibition at law shall exist against Bidco making the Offer or taking up or paying for Common Shares deposited under the Offer.

     (f) Directors' Circular. The Board of Directors of the Company shall have prepared and approved in final form, for mailing by the Company on the date the Takeover Bid Circular is mailed, the Directors' Circular, which circular shall contain the recommendation that Shareholders accept the Offer and a copy of the opinion from the Company's financial advisor, TD Securities Inc., that, as of the date hereof, the Offer is fair, from a financial point of view, to Shareholders.

5.2      CONDITIONS TO BIDCO'S OBLIGATION TO COMPLETE THE OFFER
         ------------------------------------------------------

         Notwithstanding any other provisions of the Agreement, Bidco shall have the right to withdraw or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by Bidco at or prior to the Expiry Time:

     (a) Minimum Tender Condition. The Minimum Tender Condition shall have been satisfied.

     (b) Competition Act. Bidco and the Company shall each have filed all notices and information required to be filed under Part IX of the Competition Act, except if such requirement shall have been waived pursuant to paragraph 113(c) of the Competition Act, and any information Bidco elects to file with the Competition Commissioner in its sole discretion under the Competition Act, including, without limiting the foregoing, a competitive impact statement and (i) Bidco shall have received an advance ruling certificate in accordance with section 102 of the Competition Act from the Competition Commissioner in connection with the transactions contemplated by this Agreement, or
         (ii) the Competition Commissioner shall have confirmed, in writing, that he has no intention to file an application under Part VIII of the Competition
         Act in connection with the transactions contemplated by this Agreement.

     (c) Investment Canada Act. Bidco shall have received evidence satisfactory to it that any requisite approvals to the completion of the transactions contemplated by this Agreement shall have been granted or deemed to have been granted under the Investment Canada Act on terms satisfactory to Bidco in its commercially reasonable discretion.

     (d) Approvals. All other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by a Governmental Entity (including any stock exchange or other securities regulatory authority and including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) that are necessary to make the Offer or to effect any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred, each on terms satisfactory to Bidco and Parent, acting reasonably.

     (e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Offer or any of the transactions contemplated hereby (including taking up and paying for any Common Shares deposited under the Offer and completing any compulsory acquisition or subsequent acquisition transaction) illegal.

     (f) Performance of Obligations, Representations and Warranties. The Company shall have performed each of its agreements contained in this Agreement required to be performed on or prior to the Expiry Time (including, for certainty, its obligations under Section 3.1) in all material respects, each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Expiry Time as if made on and as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (g) Performance of Obligations by Masco Corporation. Masco Corporation shall have performed each of its agreements contained in the Lock-up Agreement required to be performed on or prior to the Expiry Time.

     (h) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company.

     (i) No Untrue Statement. Bidco shall not have become aware of any material misstatement, untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all maters covered in earlier filings) in any document filed by or on behalf of the Company with any securities regulatory authority.

     (j) No Withdrawal of Recommendation. The Board of Directors of the Company shall not have withdrawn its recommendation that holders of Common Shares accept the Offer or changed such recommendation in a manner that has substantially the same effect.

     (k) No Action. (A) No act, action, suit or proceeding shall have been taken before or by any domestic or foreign court or other Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (B) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

         (i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Bidco of the Common Shares or the right of Bidco to own or exercise full rights of ownership of the Common Shares; or

         (ii)which, if the Offer were consummated, could, in Bidco's judgment, acting reasonably, materially adversely affect Bidco's ability to effect a Subsequent Acquisition Transaction or have a Material Adverse Change with respect to the Company.

         The foregoing conditions are for the exclusive benefit of Bidco and Bidco may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which Bidco may have. The failure by Bidco at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

               ARTICLE 6 - TERMINATION, AMENDMENT AND WAIVER
               ---------------------------------------------

6.1      TERMINATION
         -----------

         This Agreement may be terminated at any time prior to the Expiry Time:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if the other party (in the case of Parent, including Bidco) shall have failed to comply with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

     (c) by either Parent or the Company if there has been a breach by the other party (in the case of Parent, including any breach by Bidco) of any representation or warranty which has the effect of making such representation or warranty not true and correct in all material respects and which breach has not been cured within five business days following the breaching party becoming aware of such breach or the receipt by the breaching party of written notice of the breach from the other party;

     (d) by the Company if the Take-over Bid Circular has not been mailed by the Latest Mailing Time; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1 (d) shall not be available if the Company has failed to fulfill any of its obligations contained in this Agreement, or has been a cause of the failure of the Take-over Bid Circular to have been mailed or the Offer to have been completed on or prior to the aforesaid time and date, respectively;

     (e) by either Company or the Parent if Bidco has not become legally obligated to accept and take-up any Common Shares pursuant to the Offer by May 15, 2003;

     (f) by either Parent or the Company if any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (g) by Parent if any condition of making the Offer set out in Section 5.1 has not been satisfied or waived prior to the Latest Mailing Time or if any condition of the Offer set out in Section 5.2 has not been satisfied or waived prior to the Expiry Time;

     (h) by Parent if (i) the Board of Directors of the Company qualifies, modifies or withdraws its recommendation in favour of the Offer, (ii) the Board of Directors of the Company recommends to the Shareholders any Take-over Proposal other than the Offer or (iii) the Board of Directors of the Company resolves to do anything referred to in (i) or
         (ii) of this paragraph;

     (i) by the Company if it proposes to enter into a merger, acquisition or other agreement to effect a Superior Proposal; but only if Parent and Bidco have not exercised their right to match the Superior Proposal as set out in Section 3.2(4); or

     (j) by Parent if any person or group of persons acting jointly or in concert acquires 50% or more of the outstanding Common Shares.

         The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

6.2      EFFECT OF TERMINATION
         ---------------------

     (1) In the event of any termination of this Agreement by either Parent or the Company in accordance with the provisions of Section 6.1, Bidco may terminate or withdraw the Offer without any liability or obligation on its or Parent's part under this Agreement; provided, however, that nothing contained in this Section 6.2 shall relieve any party hereto from any liability for any wilful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement

     (2) Any termination of this Agreement pursuant to the sections referred to in Section 4.4 shall not affect the obligation of the Company, if any, to pay the Termination Fee set out in Section 4.4.

6.3      AMENDMENT
         ---------

         This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4      WAIVER
         ------

         At any time prior to the Expiry Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                         ARTICLE 7 - GENERAL PROVISIONS
                       ------------------------------

7.1      Notices
         -------

         All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


         If to Parent or Bidco, to:

         Blackfriars Corp.
         555 Skokie Blvd., Suite 555
         Northbrook, IL 60065
         Attention: Tom Lullo, Treasurer and Assistant Secretary
         Facsimile No.: (818) 597-3176

         and to:

         Stikeman Elliott LLP
         5300 Commerce Court West
         199 Bay Street
         Toronto, Ontario M5L 1B9
         Attention: Marvin Yontef
         Facsimile No.: (416) 947-0866

         If to the Company, to:

         Emco Limited
         620 Richmond Street
         London, Ontario N6A 5J9
         Attention: Mark Whitley
                    Vice President, General Counsel and Secretary
         Facsimile: 519-645-2465

         with a copy to:

         McCarthy Tetrault LLP
         Suite 4700, Toronto Dominion Bank Tower
         Toronto-Dominion Centre
         Toronto, Ontario
         M5K 1E6
         Attention: Graham P.C. Gow

         Facsimile: 416-868-0673

7.2      COUNTERPARTS
         ------------

         This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

7.3      CURRENCY
         --------

         All references to currency herein are to lawful money of Canada.

7.4      TIME OF THE ESSENCE
         -------------------

         Time is of the essence in this Agreement.

7.5      ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES
         ----------------------------------------------

         This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Sections 4.2 and 4.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6      GOVERNING LAW
         -------------

         This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

7.7      ASSIGNMENT
         ----------

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

7.8      SEVERABILITY
         ------------

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

7.9      ENFORCEMENT OF THIS AGREEMENT
         -----------------------------

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (but any such proceeding shall be brought exclusively in the Superior Court of Ontario), such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

         IN WITNESS WHEREOF, Parent, Bidco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        BLACKFRIARS CORP.


                                        By:    /s/ Thomas A. Lullo
                                               --------------------------
                                        Name:  Thomas A. Lullo
                                        Title: Treasurer and Assistant
                                               Secretary



                                        2022841 ONTARIO INC.


                                        By:    /s/ Christopher Pappo
                                               --------------------------
                                        Name:  Christopher Pappo
                                        Title: Director



                                        EMCO LIMITED


                                        By:     /s/ Frank M. Hennessey
                                               --------------------------
                                        Name:  Frank M. Hennessey
                                        Title: Chairman of the Board


                                        By:      /s/ D. Brian Harrison
                                               --------------------------
                                        Name:  D. Brian Harrison
                                        Title: Chairman of the Independent
                                               Committee of the Board

                                SCHEDULE "A"

        PART 1 - REPRESENTATIONS AND WARRANTIES OF PARENT AND BIDCO

          Parent and Bidco hereby jointly and severally represent and warrant to the Company as follows:

1.1       ORGANIZATION
          ------------

          Each of Parent and Bidco has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted.

1.2       AUTHORITY
          ---------

          Parent and Bidco have the requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by Parent and Bidco and the consummation by Parent and Bidco of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Parent and Bidco and no other corporate proceedings on the part of Parent or Bidco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Bidco and constitutes a valid and binding obligation of Parent and Bidco, enforceable against Parent and Bidco in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

1.3       NO VIOLATION
          ------------

          Except as disclosed in writing to the Company prior to the date hereof, the execution and delivery by Parent and Bidco of this Agreement and performance by it of its obligations hereunder and (subject to satisfying the conditions to the completion of the Offer specified in Section 5.2(b) of this Agreement with respect to subparagraph (a)(ii) below) the completion of the Offer and the transactions contemplated thereby, will not:

     (a) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

          (i) its certificate of incorporation, articles, by-laws or other charter documents;

          (ii)   any law, regulation, order, judgment or decree; or

          (iii) any material contract, agreement, license, franchise or permit to which Parent or Bidco is bound or is subject or is the beneficiary;

     (b) give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

     (c) result in the imposition of any encumbrance, charge or lien upon any of its material assets, or restrict, hinder, impair or limit the ability of Parent or Bidco to carry on the business of Parent or Bidco as and where it is now being carried on or as and where it may be carried on in the future.

1.4       FINANCING THE OFFER
          -------------------

          As at the time the Offer is first commenced within the meaning of the Securities Act (Ontario), Bidco shall have made all necessary arrangements to ensure that the required funds are available to effect payments in full for all of the Common Shares that Bidco shall have offered to acquire under the Offer.

1.5       LITIGATION, ETC.
          ----------------

          Except as disclosed in writing to the Company prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of Parent or Bidco, threatened against or relating to Parent or Bidco that, if adversely determined, is likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer, and Parent and Bidco are not aware of any basis for any such claim, action, proceeding or investigation. Neither Parent or Bidco is subject to any outstanding order, writ, injunction or decree that is likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

           PART 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Bidco as follows:

2.1       ORGANIZATION
          ------------

          Each of the Company and each of its Subsidiaries has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares and other ownership interests of the Subsidiaries are validly issued, fully paid and non-assessable and, except as disclosed in the Disclosure Letter, all such shares and other ownership interests are owned directly or indirectly by the Company free and clear of all liens, claims or encumbrances, other than for a security interest in favour of the Company's lenders. Except as disclosed in the Disclosure Letter, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares or other ownership interests in any of the Subsidiaries from the Company or any of its Subsidiaries. The Disclosure Letter contains a list of all subsidiaries of the Company and their respective jurisdictions of incorporation.

2.2       CAPITALIZATION
          --------------

          The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preference shares, and 15,874,822 Common Shares and no preference shares have been validly issued and are outstanding as fully paid and nonassessable. There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Company or any Subsidiary to allot or issue any of its unissued shares or to create any additional class of shares, other than 1,613,660 Common Shares issuable upon exercise of the Options, Common Shares issuable pursuant to the Company's Employee Share Purchase Plan and 3,498,734 Common Shares issuable upon the conversion, at a conversion price of $19.75, of the Company's outstanding $69.1 million principal amount of 6 1/2% convertible unsecured subordinated debentures.

2.3       AUTHORITY
          ---------

          The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

2.4       NO VIOLATION
          ------------

          Except as disclosed in the Disclosure Letter, the execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and (subject to satisfying the conditions to the completion of the Offer specified in Section 5.2(b) of this Agreement with respect to subparagraph (a)(ii) below) the completion of the Offer and the transactions contemplated thereby, will not:

     (a) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights, rights of first refusal or rights of first offer under any provision of:

          (i) its or any Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

          (ii)   any law, regulation, order, judgment or decree; or

          (iii) any material contract, agreement, license, franchise or permit to which the Company or any Subsidiary is bound or is subject or is the beneficiary;

     (b) give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available, other than the outstanding 6.5% redeemable convertible debentures which may go into default if the Company Shares cease to be listed on an exchange; or

     (c) result in the imposition of any encumbrance, charge or lien upon any of its material assets or the material assets of any Subsidiary, or restrict, hinder, impair or limit the ability of the Company or any Subsidiary to carry on the business of the Company or any Subsidiary as and where it is now being carried on or as and where it may be carried on in the future.

2.5       ABSENCE OF CHANGES.
          ------------------

          Since December 31, 2002, and except as has been publicly disclosed (i) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course, (ii) no material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company or any Subsidiary has been incurred, other than in the ordinary course of business, and (iii) there has not been any Material Adverse Change in the Company.

2.6       NO MATERIAL MISREPRESENTATION.
          ------------------------------

          The Company has filed all documents required to be filed by it under the Securities Act (Ontario) or other applicable securities laws, including the Exchange Act, and no such filings have been made on a confidential basis. As at their respective dates, all documents filed by the Company under the Securities Act (Ontario) or other applicable securities laws were in compliance in all material respects with such applicable securities laws and did not contain any material misstatement or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.7       FINANCIAL STATEMENTS.
          ---------------------

          The audited consolidated financial statements for the Company as at and for each of the fiscal years ended on December 31, 2002, December 31, 2001 and December 31, 2000, including the notes thereto and the report by the Company's auditors thereon, have been, and all financial statements of the Company which are publicly disseminated by the Company in respect of any subsequent periods will be, prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (other than to the extent the result of changes in such generally accepted accounting principles disclosed in such financial statements) and present fairly (or will present fairly), in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries, taken as a whole, as of the respective dates thereof and for the respective periods covered thereby.

2.8       LITIGATION, ETC.
          ----------------

          Except as disclosed in the Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or relating to the Company or any Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a Material Adverse Change with respect to the Company, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer, and the Company is not aware of any basis for any such claim, action, proceeding or investigation. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or may have a Material Adverse Change with respect to the Company or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

2.9       TAX MATTERS.
          ------------

     (a) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

          (i) The term "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its Subsidiaries is required to pay, withhold or collect.

          (ii) The term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

     (b) RETURNS FILED AND TAXES PAID. All Returns required to be filed by or on behalf of the Company or any Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any material Subsidiaries with respect to items or periods covered by such Returns.

     (c) TAX RESERVES. The Company has paid or provided adequate accruals in its financial statements for the year ended dated December 31, 2002 for Taxes, including income taxes and related deferred taxes, owing in respect of the period ending on such date, in conformity with generally accepted accounting principles applicable in Canada.

     (d) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as disclosed in the Disclosure Letter, no deficiencies exist, or have been asserted and remain outstanding, with respect to Taxes of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has any such action or proceeding been asserted or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets which remains outstanding. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company or any Subsidiary. Except as has been disclosed in the Disclosure Letter, no audit of the Returns of the Company or any Subsidiary by a government or taxing authority is in process, pending or, to the Knowledge of the Company, threatened.

2.10      PENSION AND TERMINATION BENEFITS.
          ---------------------------------

          Other than as disclosed in the Disclosure Letter, the Company has provided accruals adequate under Canadian generally accepted accounting principles in its financial statements for the year ended December 31, 2002 (or such amounts are fully funded) for all pension or other employee benefit obligations of the Company to such date arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Company or any of its Subsidiaries as well as for any other payment required to be made by the Company to such date in connection with the termination of employment or retirement of any employee of the Company or any Subsidiary. Except as set out in the Disclosure Letter, all contributions or premiums required to be made by the Company under the terms of the pension or retirement income plans or other employee benefit plans or by applicable law have been made and the Company does not have any contribution, premium, reimbursement or funding liabilities in respect of such plans.

2.11      FAIRNESS OPINION.
          -----------------

          The Company has received an opinion from its financial advisors, TD Securities Inc., that, as of the date hereof, the consideration received pursuant to the Offer is fair, from a financial point of view, to Shareholders.

2.12      SEVERANCE AND EMPLOYMENT AGREEMENTS.
          ------------------------------------

          Except as disclosed in the Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any written agreement relating to employment, compensation, severance, retention, change of control, termination or the provision of other benefits, with any directors or senior management.

2.13      COMPLIANCE WITH LAWS.
          ---------------------

          The Company and each of its Subsidiaries have conducted their respective businesses in compliance, in all material respects, with all applicable laws and regulations and the terms and conditions of all of their respective licenses and the Company and each of its Subsidiaries is currently in compliance, in all material respects, with all such laws, regulations and licenses.

2.14      INSURANCE.
          ----------

          Policies of insurance in force as of the date hereof naming the Company or any of its Subsidiaries as an insured adequately cover all risks reasonably and prudently foreseeable in the operation of the businesses of the Company and its Subsidiaries.

2.15      DIRECTORS AND OFFICERS INSURANCE.
          ---------------------------------

          There have been no claims within the past two years made by the Company or any of its Subsidiaries or any of their respective officers or directors under any directors or officers insurance policies obtained by the Company or any of its Subsidiaries and the Company is not aware of any basis for any such claims.

2.16      TD FEE.
          -------

          The fees and disbursements owing to TD Securities in connection with its engagement to review strategic alternatives relating to Emco shall not exceed $2 million.

2.17      FOREIGN PRIVATE ISSUER.
          ------------------------

          The Company is a "foreign private issuer" within the meaning of Rule 3b-4(c) under the Exchange Act.